Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8)  pertaining to the 2017 Equity Incentive Plan of Granite Point Mortgage Trust Inc. of our report dated May 24, 2017 for the balance sheet of Granite Point Mortgage Trust Inc. and our report dated April 18, 2017 (except for the financial statement schedule, as to which the date is May 24, 2017) for the consolidated financial statements of TH Commercial Holdings LLC, included in the Registration Statement, as amended (Form S-11 No. 333-218197) and related Prospectus of Granite Point Mortgage Trust Inc. dated June 22, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, MN
June 22, 2017